Exhibit 99.1
CONSENT OF NOMINEE FOR DIRECTOR
     I hereby consent to being named as a person who will become a director of EV Management, LLC, a Delaware limited liability company and the general partner of EV Energy GP, L.P., the general partner of EV Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 (SEC File No. 333-134139) filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.
Date: June 27, 2006

/s/ Gary R. Petersen Gary R. Petersen